Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

August 18, 2011

SEARS HOLDINGS REPORTS SECOND QUARTER RESULTS

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (“Holdings,” “we,” “us,” “our” or the “Company”) (NASDAQ: SHLD) today reported its second quarter 2011 results. In summary, we reported:

•	Net loss attributable to Holdings’ shareholders for the quarter of $146 million, or $1.37 loss per diluted share, in 2011, and $39 million, or $0.35 loss per diluted share, in 2010;

•	Adjusted loss per diluted share for the second quarter of $1.13 in 2011 and $0.19 in 2010;

•	Adjusted EBITDA for the quarter of $79 million ($51 million domestic and $28 million at Sears Canada) in 2011 and $254 million ($178 million domestic and $76 million at Sears Canada) in 2010;

•	Kmart’s comparable store sales were flat, Sears Domestic comparable store sales declined 1.2%;

•	Store closing and severance charges of $48 million recognized in the second quarter of fiscal 2011 as part of restructuring initiatives;

•	Domestic inventory declined $75 million from the prior year balance; and

•	Cash on hand of $679 million and nearly $3 billion of availability on domestic and Canadian revolving credit facilities.

Lou D’Ambrosio, Sears Holdings’ Chief Executive Officer and President, said, “We are not satisfied with our results and are taking actions to turn around our performance in a challenging economic environment. While we improved our revenue trend, including growing our online business by over 30%, we had lower gross margins. The margin decline was due to markdowns taken to clear seasonal inventory and promotional activity. Inventory was tightly managed, as we finished the quarter with domestic inventory $75 million lower than prior year compared to the first quarter when inventory was $416 million higher than prior year.”

Mr. D’Ambrosio added, “We implemented targeted expense actions, continued to invest in the business to serve our customers, and welcomed talented new leaders to the team, including Rob Schriesheim as CFO, Edgar Huber to lead Lands’ End and Monica Woo as head of Sears marketing. We are launching new exclusive brands in apparel - the Kardashian Kollection at Sears and Sofia by Sofia Vergara at Kmart. We also introduced innovative products, such as the newly launched 31 cubic foot Kenmore Trio refrigerator, as Kenmore recaptured the leadership position in major appliances.”

During the second quarter, we recognized $48 million of costs associated with various actions to improve our productivity as follows:

•	Closing 29 stores, which consist of 10 Kmart stores, three Full-line stores, 12 Hardware and Appliance stores, two Sears Auto Centers and two The Great Indoors stores;

•	Converting 14 Sears Grand stores to Kmart stores;

•	Closing seven product repair center locations; and

•	In addition to position reductions from the above actions, reducing approximately 250 existing support positions.

These actions are expected to generate cash from the liquidation of inventory and other proceeds and result in estimated annualized savings of approximately $50 million. The two Great Indoors store locations were sold during the quarter and the sale generated proceeds of $33 million and a gain of $21 million. The gain reported in “gain on sale of assets” on the income statement. The list of stores closing can be found at www.searsmedia.com.

Second Quarter Revenues and Comparable Store Sales

Total revenues decreased $125 million to $10.3 billion for the quarter ended July 30, 2011, as compared to total revenues of $10.5 billion for the quarter ended July 31, 2010. The decline in total revenue for the quarter was primarily a result of a 0.7% decrease in domestic comparable store sales and the effect of having fewer Kmart and Sears Full-line stores in operation, in addition to a 5.8% decline in comparable store sales at Sears Canada, partially offset by an increase of $86 million due to changes in the Canadian foreign exchange rate.

The domestic comparable store sales trend improved over the first quarter decline of 3.6%, and included a decrease at Sears Domestic of 1.2%, while sales at Kmart were flat. Decreases in sales for the quarter at Sears Domestic were primarily driven by consumer electronics. Excluding the consumer electronics decline, domestic comparable store sales would have been flat. The Kmart quarterly comparable store sales included increases in several categories, such as outdoor living, grocery and household, tools, appliances, and footwear, which were offset by decreases in the consumer electronics, pharmacy and drug categories.

Beginning with the first quarter of 2011, we include in comparable stores sales online sales from sears.com and kmart.com shipped directly to customers. These online sales increased 32% over last year and the change resulted in a positive benefit of approximately 60 basis points to total domestic comparable sales for the second quarter.

Operating Income

Operating loss for the quarter was $177 million in 2011 compared to operating income of $5 million in 2010. The decline in operating income of $182 million was primarily the result of a decline in our gross margin dollars, given lower overall sales and a decline in our gross margin rate of 120 basis points and an increase in selling and administrative expenses at Sears Canada.

For the quarter, we generated gross margin of $2.7 billion in fiscal 2011 and $2.8 billion last year. The total decline in gross margin dollars of $158 million was primarily driven by decreases in the gross margin rate at Kmart and Sears Domestic and included an increase of $26 million related to the impact of foreign currency exchange rates on gross margin at Sears Canada.

Kmart’s gross margin rate declined 160 basis points mainly due to increased promotional and clearance markdowns in apparel and home, as well as declines in other categories. Sears Domestic’s gross margin rate declined 110 basis points mainly due to reduced margins in the home appliance category, driven primarily by increased promotional activity, including the use of instant free delivery, increased promotional markdowns in apparel and declines in home services.

Selling and administrative expenses at Sears Canada increased $53 million from last year, and included an increase of $22 million related to the impact of foreign currency exchange rates. On a Canadian dollar basis, selling and administrative expenses increased by $31 million primarily due to increased investment in strategic projects, partially offset by reductions in payroll and advertising expenses. This increase was partially offset by reductions at Sears Domestic.

Operating loss for the second quarter of 2011 includes expenses of $66 million related to domestic pension plans, store closings and severance. Operating income for the second quarter of 2010 included expenses of $37 million related to domestic pension plans, store closings and severance. See the attached schedule, “Adjusted Earnings per Share,” for a reconciliation from GAAP to as adjusted amounts, including adjusted earnings per diluted share.

Financial Position

We had cash balances of $679 million at July 30, 2011 ($477 million domestic and $202 million at Sears Canada), $1.2 billion at July 31, 2010 and $1.4 billion at January 29, 2011. Significant uses of our cash during the first half of 2011 included capital expenditures of $199 million, repurchases of our common stock of $154 million, contributions to our pension and post-retirement benefit plans of $143 million and working capital increases.

Merchandise inventories at July 30, 2011 and July 31, 2010 were $9.4 billion. Domestic inventory decreased approximately $75 million from $8.6 billion at July 31, 2010. The decrease was primarily at Sears Domestic and was due to declines in consumer electronic, appliance, and home categories, partially offset by increased apparel inventory at both Lands’ End and Kmart. Sears Canada’s inventory levels increased approximately $70 million from July 31, 2010 to $872 million at July 30, 2011, primarily due to exchange rate.

Total debt (consisting of short-term borrowings, long-term debt and capital lease obligations) was $3.6 billion at July 30, 2011, up from $3.2 billion at July 31, 2010, due primarily to our $1.25 billion senior secured notes offering in October 2010, partially offset by repayment of long-term debt by Sears Domestic and Sears Canada. Availability under our credit facilities was $2.9 billion ($2.2 billion domestic and $0.7 billion at Sears Canada).

Adjusted EBITDA

For purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement computed as net (loss) income attributable to Sears Holdings Corporation appearing on the statements of operations excluding (loss) income attributable to noncontrolling interest, income tax expense (benefit), interest and investment income, other loss, interest expense, gain on sales of assets and depreciation and amortization. In addition, it is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our businesses, as well as executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

Adjusted EBITDA was determined as follows:

	13 Weeks Ended		26 Weeks Ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Net loss attributable to Holdings’ Shareholders	$(146)	$(39)	$(316)	$(23)
Income (loss) attributable to noncontrolling interest	2	5	(2)	6
Income tax benefit	(94)	(19)	(173)	(4)
Interest and investment income	(12)	(6)	(25)	(21)
Other (income) loss	(4)	(5)	8	9
Interest expense	77	69	157	136
Gain on sales of assets	(29)	(9)	(31)	(53)
Depreciation and amortization	227	221	445	442

Before excluded items	21	217	63	492

Domestic pension expense	18	31	37	57
Closed store reserve and severance	40	6	42	9

Adjusted EBITDA as defined	$79	$254	$142	$558

% to revenues	0.8%	2.4%	0.7%	2.7%

Adjusted EBITDA for our segments are as follows:

	13 Weeks Ended
	Adjusted EBITDA		% To Revenues
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Kmart	$26	$57	0.7%	1.6%
Sears Domestic	25	121	0.5%	2.1%
Sears Canada	28	76	2.4%	6.6%

Total Adjusted EBITDA	$79	$254	0.8%	2.4%

	26 Weeks Ended
	Adjusted EBITDA		% To Revenues
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Kmart	$82	$148	1.2%	2.1%
Sears Domestic	47	287	0.4%	2.6%
Sears Canada	13	123	0.6%	5.6%

Total Adjusted EBITDA	$142	$558	0.7%	2.7%

Forward-Looking Statements

Results are preliminary and unaudited. This press release contains forward-looking statements about our expectations for the second quarter of fiscal 2011. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, including the impact of rising fuel prices, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships, including the impact of increases in the cost of raw materials experienced by certain of our vendors; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; the outcome of pending and/or future legal proceedings, including product liability claims and proceedings with respect to which the parties have reached a preliminary settlement; and the timing and amount of required pension plan funding. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation is the nation’s fourth largest broadline retailer with over 4,000 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, consumer electronics and automotive repair and maintenance. Sears Holdings is the 2011 ENERGY STAR® Retail Partner of the Year. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has the Country Living collection, which is offered by Sears and Kmart. We are the nation’s largest provider of home services, with more than 11 million service calls made annually. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings’ website at www.searsholdings.com.

* * * * *

Sears Holdings Corporation

Consolidated Statements of Operations

(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended		26 Weeks Ended
millions, except per share data	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
REVENUES
Merchandise sales and services	$10,333	$10,458	$20,038	$20,504

COSTS AND EXPENSES
Cost of sales, buying and occupancy	7,668	7,635	14,772	14,851
Gross margin dollars	2,665	2,823	5,266	5,653
Gross margin rate	25.8%	27.0%	26.3%	27.6%

Selling and administrative	2,644	2,606	5,203	5,161
Selling and administrative expense as a percentage of total revenues	25.6%	24.9%	26.0%	25.2%

Depreciation and amortization	227	221	445	442
Gain on sales of assets	(29)	(9)	(31)	(53)

Total costs and expenses	10,510	10,453	20,389	20,401

Operating income (loss)	(177)	5	(351)	103
Interest expense	(77)	(69)	(157)	(136)
Interest and investment income	12	6	25	21
Other income (loss)	4	5	(8)	(9)

Loss before income taxes	(238)	(53)	(491)	(21)
Income tax benefit	94	19	173	4

Net loss	(144)	(34)	(318)	(17)
(Income) loss attributable to noncontrolling interest	(2)	(5)	2	(6)

NET LOSS ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS	$(146)	$(39)	$(316)	$(23)

LOSS PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS
Diluted loss per share	$(1.37)	$(0.35)	$(2.95)	$(0.20)

Diluted weighted average common shares outstanding	106.8	112.6	107.3	113.6

Sears Holdings Corporation

Condensed Consolidated Balance Sheets

Amounts are Preliminary and Subject to Change

	(Unaudited)
millions	July 30, 2011	July 31, 2010	January 29, 2011
ASSETS
Current assets
Cash and cash equivalents	$658	$1,193	$1,375
Restricted cash	21	6	15
Accounts receivable	782	754	683
Merchandise inventories	9,426	9,430	9,123
Prepaid expenses and other current assets	417	378	339

Total current assets	11,304	11,761	11,535

Property and equipment, net	7,159	7,485	7,365
Goodwill	1,392	1,392	1,392
Trade names and other intangible assets	3,106	3,173	3,139
Other assets	839	1,022	837

TOTAL ASSETS	$23,800	$24,833	$24,268

LIABILITIES
Current liabilities
Short-term borrowings	$927	$1,218	$360
Current portion of long-term debt and capitalized lease obligations	299	590	509
Merchandise payables	3,324	3,673	3,101
Unearned revenues	963	997	976
Accrued expenses and other current liabilities	3,416	3,600	3,672

Total current liabilities	8,929	10,078	8,618

Long-term debt and capitalized lease obligations	2,413	1,378	2,663
Pension and post-retirement benefits	2,044	2,172	2,151
Other long-term liabilities	2,264	2,586	2,222

Total Liabilities	15,650	16,214	15,654

Total Equity	8,150	8,619	8,614

TOTAL LIABILITIES AND EQUITY	$23,800	$24,833	$24,268

Total common shares outstanding	106.9	110.7	108.9

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended July 30, 2011
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$3,624	$5,534	$1,175	$10,333

Cost of sales, buying and occupancy	2,799	4,048	821	7,668
Gross margin dollars	825	1,486	354	2,665
Gross margin rate	22.8%	26.9%	30.1%	25.8%

Selling and administrative	809	1,509	326	2,644
Selling and administrative expense as a percentage of total revenues	22.3%	27.3%	27.7%	25.6%
Depreciation and amortization	37	164	26	227
Gain on sales of assets	(5)	(24)	—	(29)

Total costs and expenses	3,640	5,697	1,173	10,510

Operating income (loss)	$(16)	$(163)	$2	$(177)

Number of:
Kmart Stores	1,304	—	—	1,304
Full-Line Stores	—	884	122	1,006
Specialty Stores	—	1,370	373	1,743

Total Stores	1,304	2,254	495	4,053

	13 Weeks Ended July 31, 2010
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$3,630	$5,674	$1,154	$10,458

Cost of sales, buying and occupancy	2,746	4,084	805	7,635
Gross margin dollars	884	1,590	349	2,823
Gross margin rate	24.4%	28.0%	30.2%	27.0%

Selling and administrative	830	1,503	273	2,606
Selling and administrative expense as a percentage of total revenues	22.9%	26.5%	23.7%	24.9%
Depreciation and amortization	36	160	25	221
Gain on sales of assets	(1)	(8)	—	(9)

Total costs and expenses	3,611	5,739	1,103	10,453

Operating income (loss)	$19	$(65)	$51	$5

Number of:
Kmart Stores	1,309	—	—	1,309
Full-Line Stores	—	897	122	1,019
Specialty Stores	—	1,335	316	1,651

Total Stores	1,309	2,232	438	3,979

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	26 Weeks Ended July 30, 2011
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$7,103	$10,746	$2,189	$20,038

Cost of sales, buying and occupancy	5,433	7,792	1,547	14,772
Gross margin dollars	1,670	2,954	642	5,266
Gross margin rate	23.5%	27.5%	29.3%	26.3%

Selling and administrative	1,598	2,976	629	5,203
Selling and administrative expense as a percentage of total revenues	22.5%	27.7%	28.7%	26.0%
Depreciation and amortization	74	320	51	445
Gain on sales of assets	(7)	(24)	—	(31)

Total costs and expenses	7,098	11,064	2,227	20,389

Operating income (loss)	$5	$(318)	$(38)	$(351)

Number of:
Kmart Stores	1,304	—	—	1,304
Full-Line Stores	—	884	122	1,006
Specialty Stores	—	1,370	373	1,743

Total Stores	1,304	2,254	495	4,053

	26 Weeks Ended July 31, 2010
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$7,213	$11,109	$2,182	$20,504

Cost of sales, buying and occupancy	5,457	7,873	1,521	14,851
Gross margin dollars	1,756	3,236	661	5,653
Gross margin rate	24.3%	29.1%	30.3%	27.6%

Selling and administrative	1,612	3,011	538	5,161
Selling and administrative expense as a percentage of total revenues	22.3%	27.1%	24.7%	25.2%
Depreciation and amortization	72	320	50	442
Gain on sales of assets	(6)	(47)	—	(53)

Total costs and expenses	7,135	11,157	2,109	20,401

Operating income (loss)	$78	$(48)	$73	$103

Number of:
Kmart Stores	1,309	—	—	1,309
Full-Line Stores	—	897	122	1,019
Specialty Stores	—	1,335	316	1,651

Total Stores	1,309	2,232	438	3,979

Sears Holdings Corporation

Adjusted EBITDA

Amounts are Preliminary and Subject to Change

	13 Weeks Ended
millions	July 30, 2011				July 31, 2010
	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$(16)	$(163)	$2	$(177)	$19	$(65)	$51	$5
Depreciation and amortization	37	164	26	227	36	160	25	221
Gain on sales of assets	(5)	(24)	—	(29)	(1)	(8)	—	(9)

Before excluded items	16	(23)	28	21	54	87	76	217

Closed store reserve and severance	10	30	—	40	3	3	—	6
Domestic pension expense	—	18	—	18	—	31	—	31

Adjusted EBITDA as defined	$26	$25	$28	$79	$57	$121	$76	$254

% to revenues	0.7%	0.5%	2.4%	0.8%	1.6%	2.1%	6.6%	2.4%

	26 Weeks Ended
millions	July 30, 2011				July 31, 2010
	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$5	$(318)	$(38)	$(351)	$78	$(48)	$73	$103
Depreciation and amortization	74	320	51	445	72	320	50	442
Gain on sales of assets	(7)	(24)	—	(31)	(6)	(47)	—	(53)

Before excluded items	72	(22)	13	63	144	225	123	492

Closed store reserve and severance	10	32	—	42	4	5	—	9
Domestic pension expense	—	37	—	37	—	57	—	57

Adjusted EBITDA as defined	$82	$47	$13	$142	$148	$287	$123	$558

% to revenues	1.2%	0.4%	0.6%	0.7%	2.1%	2.6%	5.6%	2.7%

Sears Holdings Corporation

Adjusted Earnings per Share

Amounts are Preliminary and Subject to Change

	13 Weeks Ended July 30, 2011
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Mark-to- Market Gains	Gain on Sales of Real Estate	As Adjusted
Cost of sales, buying and occupancy impact	$7,668	—	(22)	—	$—	$7,646
Selling and administrative impact	2,644	(18)	(18)	—	—	2,608
Depreciation and amortization impact	227	—	(8)	—	—	219
Gain on sales of assets impact	(29)	—	—	—	21	(8)
Operating loss impact	(177)	18	48	—	(21)	(132)
Other income impact	4	—	—	(2)	—	2
Income tax benefit impact	94	(7)	(19)	1	8	77
Noncontrolling interest impact	(2)	—	—	—	—	(2)
After tax and noncontrolling interest impact	(146)	11	29	(1)	(13)	(120)
Diluted loss per share impact	$(1.37)	$0.10	$0.27	$(0.01)	$(0.12)	$(1.13)

	13 Weeks Ended July 31, 2010
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Mark-to- Market Gains	As Adjusted
Selling and administrative impact	$2,606	(31)	(6)	—	$2,569
Operating income impact	5	31	6	—	42
Other income impact	5	—	—	(8)	(3)
Income tax benefit impact	19	(12)	(2)	2	7
Noncontrolling interest impact	(5)	—	—	1	(4)
After tax and noncontrolling interest impact	(39)	19	4	(5)	(21)
Diluted loss per share impact	$(0.35)	$0.17	$0.04	$(0.05)	$(0.19)

	26 Weeks Ended July 30, 2011
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Mark-to- Market Losses	Gain on Sales of Real Estate	As Adjusted
Cost of sales, buying and occupancy impact	$14,772	—	(23)	$—	$—	$14,749
Selling and administrative impact	5,203	(37)	(19)	—	—	5,147
Depreciation and amortization impact	445	—	(8)	—	—	437
Gain on sales of assets impact	(31)	—	—	—	21	(10)
Operating loss impact	(351)	37	50	—	(21)	(285)
Other loss impact	(8)	—	—	10	—	2
Income tax benefit impact	173	(13)	(18)	(3)	7	146
Noncontrolling interest impact	2	—	—	(1)	—	1
After tax and noncontrolling interest impact	(316)	24	32	6	(14)	(268)
Diluted loss per share impact	$(2.95)	$0.22	$0.30	$0.06	$(0.13)	$(2.50)

	26 Weeks Ended July 31, 2010
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Mark-to- Market Losses	Gain on Sales of Real Estate	As Adjusted
Cost of sales, buying and occupancy impact	$14,851	$—	$(2)	$—	$—	$14,849
Selling and administrative impact	5,161	(57)	(7)	—	—	5,097
Gain on sales of assets impact	(53)	—	—	—	35	(18)
Operating income impact	103	57	9	—	(35)	134
Other loss impact	(9)	—	—	2	—	(7)
Income tax benefit impact	4	(21)	(3)	(1)	13	(8)
Noncontrolling interest impact	(6)	—	—	—	—	(6)
After tax and noncontrolling interest impact	(23)	36	6	1	(22)	(2)
Diluted loss per share impact	$(0.20)	$0.32	$0.06	$0.01	$(0.20)	$(0.01)